Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement And Release (“Agreement”) is entered into as of this 7th day of February, 2006, hereinafter “Execution Date,” by and between GAIL T. VITULLI (“Employee”), and SCOLR Pharma, Inc., its affiliates, successors and assigns (the “Company”). Employee and the Company are sometimes collectively referred to as the “Parties.”

1. Employee’s employment with the Company terminated effective December 15, 2005 (“Termination Date”). The Parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with Employee’s employment with the Company. The Company expressly disclaims any wrongdoing or any liability to Employee. This Agreement and compliance with it shall not be construed as an admission by the Company of any liability or violation to the rights of Employee or any other person or as a violation of any order, law, statute duty or contract whatsoever as to Employee or any person.

2. The Company agrees to continue to pay Employee’s current salary and benefits through December 31, 2005 and provide Employee the following severance benefits after the expiration of the seven (7) day revocation period described in Paragraph 9 below (“Effective Date”), provided Employee has not revoked this Agreement as described in that Paragraph:

(a) A payment of Sixty Thousand Dollars ($60,000.00), less standard employee withholding taxes and any amounts owed by Employee to the Company, in accordance with the Company’s regular payroll practices. Employee agrees that said payments will be mailed to her attorney in a lump sum within 10 business days after the Effective Date;

(b) A lump sum payment of 50% of the Employee’s projected 2005 Bonus in the gross amount of Twenty Thousand Four Hundred Twenty-Three Dollars and Ten Cents ($20,423.10). Employee agrees that said payments will be mailed to her attorney in a lump sum within 10 business days after the Effective Date;

(c) The Company will maintain Employee’s existing medical coverage, which includes payment of 50% the premium for her spouse, for a maximum of four (4) months or until such time as Employee subsequently becomes covered by another group health plan, whichever is earlier. Employee’s half of the spousal coverage for four months ($1074.88) will be deducted from the payment described in 2(a) above. Employee agrees to notify the Company immediately if she becomes covered by another group health plan; and

(d) The Company will provide Employee with up to six (6) months of management and career services from David Nelson and Associates at a cost not to exceed $7,500.

(e) Employee will have until December 31, 2006 to exercise stock options that are vested as of the Termination Date under the Company’s stock option plan.

Employee specifically acknowledges and agrees that this consideration exceeds the amount she would otherwise be entitled to receive upon termination of her employment, and that this lump sum payment and other benefits are in exchange for entering into this Agreement. Employee agrees that she will not at any time seek consideration from the Company other than what is set forth in this Agreement. Employee specifically acknowledges and agrees that the Company has made no representations to her regarding the tax consequences of any amounts received by her or for her benefit pursuant to this Agreement.

3. Employee warrants that she has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges arising from or relating to her recruitment by, employment with, or termination from, the Company. Employee agrees to release the Company, its Board of Directors, officers, employees, agents and assigns, from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee now has or has ever had against the Company, whether known or unknown, arising from or relating to Employee’s recruitment by, employment with or discharge from the Company, including but not limited to: wrongful or tortious termination, specifically including actual or constructive termination in violation of public policy; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, and the Family and Medical Leave Act; the Washington Minimum Wage Act and the Washington Law Against Discrimination, any claims brought under any federal, state or local statute or regulation for non-payment of wages or other compensation (including expense reimbursements and/or bonuses due after the Termination Date), including stock and stock options; any claims brought under any federal, state or local statute or regulation related to military leave and/or reinstatement or related rights; and libel, slander, fraud, misrepresentation, or breach of contract other than the breach of this Agreement. This release specifically excludes claims, charges, complaints, causes of action or demands of whatever kind or nature that post-date the Termination Date or the Effective Date, whichever is later, and that are based on factual allegations that do not arise from or relate to Employee’s present employment with or discharge from the Company. With the exception of any claims based on dishonesty or fraud, the Company releases all claims, charges, complaints, causes of action, suits, or demands of whatever kind or nature that it has ever had against Employee, arising from or relating to Employee’s employment with the Company. The Company is not presently aware of any claims of dishonesty or fraud against Employee.

4. Employee acknowledges and affirms that during her employment with the Company, she was bound by the confidentiality provisions of the Company Employee Handbook and her Employee Innovations and Proprietary Rights Assignment Agreement, and that the terms and conditions of those documents that survive employment are not affected by this Severance Agreement and Release. Employee represents that she has returned all property belonging to the Company. Employee agrees that she will not be reemployed by the Company, and that she will neither seek nor accept employment with the Company at any time.

5. Employee will direct all employment verification inquiries to the Chief Executive Officer of the Company. In response to such inquiries regarding Employee’s employment with the Company, the Company, by and through its speaking agent(s) agrees to provide only the following information: Employee’s date of hire, the date her employment ended and rates of pay. The parties also agree to keep the terms of this Agreement confidential, except as required for legal compliance, including SEC reporting, and tax and accounting purposes.

6. Employee warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written. Any modification of this Agreement must be made in writing and be signed by Employee and the Company. This Agreement supersedes all prior understandings between the Parties and represents the entire Agreement between the Parties with respect to all matters involving Employee’s employment with or termination from the Company.

7. If any provision of this Agreement or compliance by Employee or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Employee and the Company. This Agreement is governed by the laws of the State of Washington without regard to Choice-of-law provisions.

8. The King County Superior Court, Seattle, Washington shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee’s employment with, or termination from, the Company, or arising from or relating to this Agreement. Employee consents to such venue and personal jurisdiction. The prevailing party in any such lawsuit will be entitled to an award of attorneys’ fees and reasonable litigation costs. Employee further agrees that if she challenges this Agreement or files any claims against the Company arising from or relating to her employment with, or termination from, the Company, excluding any claim challenging the validity of her waiver of rights under the Age Discrimination in Employment Act, she will return all monies and benefits received by her from the Company pursuant to this Agreement. In the event that Employee challenges the validity of her waiver of rights under the Age Discrimination in Employment Act, she agrees that the Company may recover money and benefits paid under this Agreement if Employee’s challenge and subsequent Age Discrimination in Employment Act claim are successful and she obtains a monetary award.

9. Employee specifically agrees and acknowledges: (A) that her waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that she understands the terms of this Agreement; (C) that she has been advised in writing by the Company to consult with an attorney prior to executing this Agreement; (D) that the Company has given her a period of up to twenty-one (21) days within which to consider this Agreement; (E) that, following her execution of this Agreement she has seven (7) days in which to revoke her agreement to this Agreement and that, if she chooses not to so revoke, the Agreement shall then become effective and enforceable and the payment and extension of benefits listed above shall then be made to her in accordance with the terms of this Agreement; and (F) nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission. However, she has waived any right to monetary relief. To cancel this Agreement, Employee understands that she must give a written revocation to Company headquarters either by hand delivery or certified mail within the seven-day period. If she revokes the Agreement, it will not become effective or enforceable and she will not be entitled to any of the benefits set forth above.

10. Employee further specifically agrees that modifications to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period referenced in Paragraph 9.

11. This Agreement may be executed via facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the parties.

12. EMPLOYEE ACKNOWLEDGES AND AGREES THAT SHE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HER CHOICE, AND THAT SHE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

/s/ Daniel O. Wilds	/s/ Gail T. Vitulli
SCOLR Pharma, Inc. By: Daniel O. Wilds, Its President & CEO Dated: 02/09/2006	GAIL T. VITULLI Dated: 02/07/06